Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Acclaim Entertainment, Inc.

We consent to the incorporation by reference in the registration statements (numbers 333-68667, 333-40025, 333-51967 and 333-82088) filed on Form S-8 and in the registration statements (numbers 333-107183, 033-59819, 333-45071, 333-72503, 333-71211, 333-69367, 333-84368, 333-70266, 333-59048 and 033-65051) filed on Form S-3 of Acclaim Entertainment, Inc. of our report dated June 29, 2004 relating to the consolidated balance sheets of Acclaim Entertainment, Inc. and Subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows and the related financial statement schedule for the year ended March 31, 2004, the seven months ended March 31, 2003 and each of the years in the two-year period ended August 31, 2002, which report appears in the March 31, 2004 Annual Report on Form 10-K of Acclaim Entertainment, Inc.

Our report dated June 29, 2004, contains an explanatory paragraph that states that the Company has working capital and stockholders’ deficits at March 31, 2004 and a recurring use of cash in operating activities that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated June 29, 2004 also contains an explanatory paragraph stating that the consolidated balance sheet as of March 31, 2003 and the consolidated statements of stockholders’ (deficit) equity for the seven months ended March 31, 2003 and each of the years in the two-year period ended August 31, 2002, the consolidated statement of cash flows for each of the years in the two-year period ended August 31, 2002 and consolidated statement of operations for the year ended August 31, 2001 have been restated.

/s/ KPMG LLP

New York, New York

June 29, 2004